UNDERWRITING AGREEMENT

This underwriting agreement (“Agreement”) is effective as of January 19, 2011, and amended as of March 6, 2014 by and among FIRST INVESTORS LIFE INSURANCE COMPANY (hereinafter referred to as ("FIL"); FIRST INVESTORS LIFE SEPARATE ACCOUNT E (hereinafter referred to as “SEPARATE ACCOUNT E”), which is registered as a unit investment trust under the Investment Company Act of 1940, as amended, and FIRST INVESTORS CORPORATION (hereinafter referred to as the "Underwriter").  This Agreement replaces and supersedes all previous underwriting agreements executed among the parties referred to herein.

W I T N E S S E T H:

FIL and Separate Account E authorize the Underwriter to sell variable life policies issued by FIL and Separate Account E (the “Policies”) directly through Underwriter’s own representatives or indirectly through other broker/dealers (“Dealers”) who execute a dealer agreement with the Underwriter subject to the following terms and conditions:

1.
All applications for the Policies shall be made on application forms supplied by FIL and all initial payments collected shall be remitted in full together with such application forms, signed by the applicant, directly to the Administrative Office of FIL at Raritan Plaza 1, Edison, New Jersey 08837.  Checks or money orders in payment thereof shall be drawn to the order of "First Investors Life Insurance Company."  Payments shall not be considered as received until the application has been accepted by FIL, except at the direction and risk of the applicant.  After the initial payment has been made and the Policy has been issued, the policyowner or participant shall make all, if any, future payments directly to FIL at such address as it may from time to time designate.

2.
Applications shall be processed by FIL at the public offering price then in effect as described in the current Policy prospectus.  All applications are subject to acceptance or rejection by FIL at its sole discretion.

3.
FIL will be responsible for making payments of the commissions for all Policy premiums to the Underwriter as set forth in Exhibit “A” attached hereto, as consideration for the Underwriter's undertaking to assume, among other things, all costs associated with the distribution of the Policies, including sales literature and mutual fund prospectuses, but not including Policy prospectuses, Policy registration statements or Policy registration fees nor Separate Account E registration statements, reports and fees, nor any costs directly incurred by FIL or its employees in aiding the Underwriter in such distribution efforts.

4.
The Underwriter will be solely responsible for paying its own agents and such Dealers (if any) that are authorized to sell the Policies all commissions and other compensations that may be due to them for selling the Policies.  As required by Federal securities laws and regulations, all sales literature must be first submitted by the Underwriter for clearance with the appropriate regulatory authorities.  Further, as required by state insurance laws and regulations, all sales literature must be first submitted by FIL for prior clearance with the appropriate regulatory authorities.  FIL and the Underwriter will cooperate in the development of such literature, as requested.  No sales literature will be used unless both FIL and the Underwriter have given it prior approval.

5.	The Underwriter agrees:

(a)
That its own agents and Dealers (if any) who sign dealer agreements to  sell the Policy will be made to understand that all applications and/or considerations for the Policies are to be transmitted promptly to FIL at the appropriate address.

(b)
That its own agents and Dealers (if any) who sign dealer agreements to sell the Policy will be made to understand that they are to distribute the Policies only in those jurisdictions in which such respective Policies are registered or qualified for sale and only through those member's registered representatives who are fully licensed with FIL to sell the Policies in the jurisdiction involved.

6.
Any party shall have the right to cancel this Agreement after a period of three (3) years (commencing on the date the first Policy is offered for sale).  The signing of this Agreement does not make it incumbent upon FIL to license any particular member's registered representative as a salesman of the Policies.  All matters dealing with the licensing of a member's registered representatives under any applicable insurance law shall be a matter handled directly by the member and the registered representative involved; but FIL must be furnished proof of licensing before commission payments may be made.

7.
No person is authorized to make any representations concerning the Policies except those contained in the prospectus for the Policies and any such information as may be released by FIL or the Underwriter as information supplemental to such prospectus.  Additional copies of any prospectus and any printed information issued as supplemental to such prospectus shall be supplied by FIL to the Underwriter for members of the selling group in reasonable quantities upon request, or where appropriate, directly to the member's registered representative.

8.
Any notice shall be deemed to have been given if mailed to the Underwriter's address as registered from time to time with the Financial Industry Regulatory Authority (f/k/a National Association of Securities Dealers, Inc.).  Notice is deemed given to FIL if mailed to its Administrative Office address.

9.
FIL and the Underwriter shall each comply with all applicable Federal and state laws, rules and regulations.  Further, the Underwriter will by agreement arrange for each Dealer that signs an agreement to sell the Policies to do the same.

10.
FIL agrees to indemnify and hold harmless the Underwriter and/or any Dealer that is authorized to sell the Policies and each person, if any, who controls the Underwriter or any member, their agents and employees, against any and all loss, liability, claims, damage, and expenses whatsoever reasonably incurred in investigating or defending against any litigation commenced or threatened, or any claim whatsoever arising out of any untrue or alleged untrue statement of a material fact contained in the prospectus, registration statement, in any sales material prepared by FIL or supplied to any member through the Underwriter by FIL or in any application ("application") filed in any state in order to qualify the same for sale, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

11.
The Underwriter agrees and by agreement will arrange for each member of the selling group to indemnify and hold harmless FIL and each person, if any, who controls FIL, its agents, subsidiaries and employees, against any and all loss, liability, claims, damage, and expense whatsoever (including but not limited to any and all expenses whatsoever reasonably incurred in investigating or defending against any litigation commenced or threatened or any claim whatsoever) arising out of any untrue or alleged untrue statement or representation made (except as such statements may be made in reliance on the prospectus, registration statement and sales material supplied by FIL), the failure to deliver a currently effective prospectus, or the use of any unauthorized sales literature by the Underwriter or any member, and their employees, in connection with the sale of the subject Policies.

12.	Nothing herein contained shall require FIL or the Underwriter or any member to take any action contrary to any provision of their charters or to any applicable statute or regulation.

13.
This Agreement shall become effective as of the date hereof and shall continue in force and effect from year to year thereafter; provided, however, this Agreement shall terminate in the event of its "assignment" as such term is defined in the Investment Company Act of 1940, as amended.

14.	This Agreement shall be construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate on the day and year first above written.

FIRST INVESTORS CORPORATION	FIRST INVESTORS LIFE INSURANCE COMPANY

By: /s/ Larry Noyes	By: /s/ Carol E. Springsteen
Larry Noyes, President	Carol E. Springsteen, President

FIRST INVESTORS LIFE SEPARATE ACCOUNT E

By: First Investors Life Insurance Company, Depositor

By: /s/ Carol E. Springsteen
Carol E. Springsteen, President

EXHIBIT A

UNDERWRITER COMMISSIONS

Total Commissions

SPVL		7.176% of premium*

*	0.15% of Accumulation Value per annum service fee payable beginning in Year 2 only if General Agent is still under contract with FIL and is servicing business in a manner satisfactory to FIL.

Variable Universal Life **		1st Policy Year - 99% of premium paid up to target premium.

1st Policy Year – 6% of premium paid in excess of target premium.

	Years 2 – 10	5% of premium paid.

	Years 11+	3% of premium paid.

________________

** Sales commencing March 31, 2014